Exhibit 5.2

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

July 28, 2023 Canadian Imperial Bank of Commerce Commerce Court Toronto, Ontario, Canada M5L 1A2	Reference: 2105/129

Re:	Canadian Imperial Bank of Commerce
Issue of U.S.$20,000,000,000 Aggregate Principal Amount of Senior Debt Securities
(unsubordinated indebtedness), Subordinated Debt Securities (subordinated indebtedness) and Common Shares

Dear Sirs/Mesdames:

We have acted as special Canadian counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”), of U.S.$20,000,000,000 aggregate principal amount of:

(a)	senior debt securities (unsubordinated indebtedness) (the “Senior Debt Securities”) and subordinated debt securities (subordinated indebtedness) (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) to be issued pursuant to an indenture dated as of September 14, 2010 (the “Base Indenture”) between the Bank and The Bank of New York Mellon, as trustee, as supplemented by the first supplemental indenture thereto dated as of April 2, 2019 (the “First Supplemental Indenture”, together with the Base Indenture, and as amended or supplemented from time to time, the “Indenture”); and

(b)	common shares (the “Common Shares” and, together with the Debt Securities, the “Securities”).

We have participated, together with Mayer Brown LLP, United States counsel to the Bank, in the preparation of, or have reviewed, the following:

(i)	the Indenture;

(ii)	the registration statement of the Bank on Form F-3 dated July 28, 2023 (the “Registration Statement”); and

(iii)	the prospectus of the Bank dated July 28, 2023, included in the Registration Statement (the “Prospectus”).

We have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies, portable document format or facsimiles.

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes, a legal, valid and binding obligation of, each party thereto other than the Bank.

TORONTO            CALGARY           VANCOUVER           MONTRÉAL           OTTAWA            NEW YORK           LONDON

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Additionally, for the purposes of the opinions expressed herein, we have relied upon a certificate of the Senior Vice-President, Corporate Secretary, Associate General Counsel and Chief Privacy Officer of the Bank dated July 28, 2023 (the “Secretary’s Certificate”), as to certain factual matters contained therein and we have not independently verified the accuracy of the factual matters set forth therein upon which we have relied.

In expressing the opinion set forth in paragraph 1 below, as to the amalgamation of the Bank, we have relied exclusively upon a certificate of confirmation dated July 28, 2023 issued by the Office of the Superintendent of Financial Institutions and the Secretary’s Certificate.

In expressing the opinion set forth in paragraph 2 below, we have assumed that the Debt Securities have been issued in accordance with the provisions of the May 26, 2010, April 4, 2019, March 1, 2023 and July 27, 2023 resolutions, as applicable, of the Board of Directors of the Bank, which are attached as an exhibit to the Secretary’s Certificate, and that such resolutions will not have been modified, repealed or superseded prior to the date of the issuance of any of the Debt Securities in any way that would affect the substance of such opinion.

The Canada Deposit Insurance Corporation has the power to convert, or cause the Bank to convert, in whole or in part, by means of a transaction or series of transactions and in one or more steps, the prescribed liabilities of the Bank into the common shares of the Bank or any of its affiliates (“Bail-in Conversion”), if the Governor in Council (Canada) makes an order under paragraph 39.13(1)(d) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) in respect of the Bank. Regulations made under the CDIC Act and the Bank Act (Canada) (the “Bank Act”) (collectively, the “Bail-In Regulations”) prescribe the types of shares and liabilities that may be subject to a Bail-In Conversion. In general, any senior debt with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and has been assigned a CUSIP or ISIN or similar identification number is subject to a Bail-In Conversion.  However, certain other debt obligations of the Bank, including structured notes, are not subject to a Bail-In Conversion. Subject to certain exceptions, a “structured note” is defined as a debt obligation that (a) specifies that the obligation’s stated term to maturity, or a payment to be made by its issuer, is determined in whole or in part by reference to an index or reference point, including (i) the performance or value of an entity or asset, (ii) the market price of a security, commodity, investment fund or financial instrument, (iii) an interest rate, and (iv) the exchange rate between two currencies; or (b) contains any other type of embedded derivative or similar feature. To the extent the Debt Securities fall within this definition of a “structured note”, they will accordingly not be subject to a Bail-in Conversion.

The opinions contained herein are limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein (“Ontario Law”). Such opinions are expressed with respect to the Ontario Law in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

TORONTO            CALGARY           VANCOUVER           MONTRÉAL            OTTAWA           NEW YORK            LONDON

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We express no opinion with respect to:

(a)	the effect of any provision of the Indenture which purports to allow the severance of invalid, illegal or unenforceable provisions or restrict their effect;

(b)	the validity, binding nature or enforceability of any provision of the Indenture which suggests that modifications, amendments or waivers that are not in writing will not be effective;

(c)	the enforceability of any provision of the Indenture that purports to waive or limit rights or defences of a party;

(d)	the enforceability of, nor as to the manner in which a court in the Province of Ontario would interpret and apply, any provision which refers to, incorporates by reference or requires compliance with, any law, statute, rule or regulation of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein;

(e)	the effectiveness of provisions which purport to relieve a person from a liability, obligation or duty otherwise owed or required by law; and

(f)	the availability of any equitable remedy, including those of specific performance and injunction, which remedies are only available in the discretion of a court of competent jurisdiction and/or authority.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank is a bank amalgamated under and governed by the Bank Act and has the corporate power to execute, deliver and perform its obligations under the Indenture and to create, issue, sell and deliver the Securities as contemplated in the Prospectus.

2.	When the creation, issue and sale of a particular issuance of Debt Securities have been duly authorized by CIBC and when the terms of particular Debt Securities have been duly authorized by all necessary corporate action of the Bank, and when such Debt Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Debt Securities will be validly issued.

3.	When the creation, issue and sale of a particular issuance of Common Shares have been duly authorized by CIBC and when such Common Shares have been issued and delivered against payment therefor or upon the conversion of duly authorized, executed, authenticated and issued Debt Securities in accordance with their terms as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Common Shares will be validly issued as fully-paid and non-assessable common shares of the Bank.

TORONTO           CALGARY           VANCOUVER            MONTRÉAL           OTTAWA           NEW YORK           LONDON

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4.	All necessary corporate action has been taken by the Bank to authorize the execution and delivery of the Indenture and the performance of the Bank's obligations thereunder and the Indenture has been, to the extent execution and delivery are matters governed by Ontario Law, duly executed and delivered by the Bank. The Indenture constitutes, with respect to the provisions thereof governed by Ontario Law, a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

5.	The statements in the Prospectus under the heading “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others”, insofar as such statements constitute statements of Canadian federal or Ontario Law, have been reviewed by us and fairly summarize the matters described therein and are accurate in all material respects.

The opinions set forth in paragraph 3 above as to the enforceability of the Indenture are subject to and may be limited by the following qualifications:

(i)	general principles of equity, including the principle of granting equitable remedies such as specific performance and injunctive relief, are subject to the discretion exercisable by a court of competent authority and/or jurisdiction;

(ii)	enforceability may be limited by bankruptcy, insolvency, winding-up, liquidation or other similar laws of general application affecting the enforcement of creditors’ rights generally (including the provisions of the Bank Act respecting such matters);

(iii)	the enforcement of any rights against the Bank under the Indenture with respect to indemnity or contribution may be limited by applicable law and may not be ordered by a court on the grounds of public policy and may, therefore, not be available in any particular instance;

(iv)	a court in the Province of Ontario may decline to enforce provisions in any document which purport to allow a determination, calculation or certificate of a party thereto as to any matter provided for therein to be final, conclusive or binding upon any other party thereto if such determination is found to be inaccurate on its face or to have been reached or made on any arbitrary or fraudulent basis;

(v)	enforceability of the Indenture or a provision of the Indenture may be subject to the provisions of the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable on the basis that such provision is an attempt to vary or exclude a limitation period under such Act; and

(vi)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and are not to be transmitted to any other person, nor are they to be relied upon by another person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Mayer Brown LLP for the purposes of its opinion dated the date hereof addressed to the Bank with respect to the subject matter hereof.

TORONTO            CALGARY           VANCOUVER           MONTRÉAL           OTTAWA           NEW YORK            LONDON

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others” and “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

TORONTO           CALGARY           VANCOUVER           MONTRÉAL            OTTAWA           NEW YORK           LONDON

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